SUPPLY AND PACKAGING AGREEMENT

This Supply and Packaging Agreement (the "Agreement") is made and entered into this 30 day of January, 2003, (the "Effective Date") by and between Alpharma AS, a company organised and existing under the laws of Norway, with organization no. 971 135 123 (herein referred to as "Supplier") and Nopal AS, a company organised and existing under the laws of Norway, with organization no. 917 811 873 (herein referred to as "Buyer")

WHEREAS the terms used in the Preamble shall have the meanings defined in Article 1;

WHEREAS Supplier is willing to supply the Products to Buyer under the terms and conditions set forth hereinafter,

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein and for good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.   Definitions

1.1   The term "Force Majeure" shall mean any event beyond the control of the party affected that prevents or delays the performance of its obligations hereunder.

1.2   The term "Manufacture" shall mean all the activities relating to production of the Manufactured Products, from purchasing Raw Materials to packaging and shipping Manufactured Products including, but not limited to, purchasing Raw Materials, production, quality control and assurance, filling, labelling, packaging and finishing, release, holding and storage and the tests and analyses conducted in connection therewith.

1.3   The term "Manufactured Products" shall mean the Products listed on Appendix 1 as described in the relevant Specifications, supplied in a form ready for end consumer use.

1.4   The term "Package" means the act of placing Products in Packaging Materials.

1.5   The term "Packaged Products" means the Products listed on Appendix 2.

1.6   The term "Packaging Materials" means the materials used to package the products after all artwork, copy and other written material has been placed thereon by Buyer and also includes all labels, leaflets and other product inserts in the form in which Buyer desires for inclusion in the Products.

1.7   The term "Products" means Manufactured Products and Packaged Products.

1.8   The term "Specifications" shall mean the technical requirements with respect to the Manufactured Products as set forth on Appendix 3.

1.9   The term "Raw Materials" shall mean the Active Ingredient, all other raw materials, intermediate products and packaging materials required to Manufacture the Manufactured Products.

1.10  The term "Supplier Error" shall mean the failure to perform, the negligent performance or willful misconduct in the performance, by the Supplier, its Affiliates or their respective officers, agents or employees of any obligation imposed upon or assigned to Supplier under this Agreement.

1.11  The term "Territory" shall mean Norway.

2.   Purchase and Delivery

2.1   During the term of this Agreement and subject to the provisions herein, Buyer shall purchase from Supplier and Supplier agrees to Manufacture, Package and supply to Buyer, the Manufactured Products for sale in the Territory.

2.2   Buyer, at its risk, cost and expense, shall timely provide to Seller all Raw Materials necessary to Manufacture and Package the Manufactured Products hereunder. All required Raw Materials shall be at Suppliers manufacturing facility at least 12 weeks prior to the date upon which Manufactured Products utilizing such Raw Materials are to be delivered to Buyer. Supplier shall supply the Packaging Materials for the Manufactured Products at its cost and expense; provided that it shall not be responsible for late delivery of Packaging Material ordered in a timely fashion.

2.3   During the term of this Agreement, and subject to the provisions herein, Supplier shall Package the Packaged Products and supply the Packaged Products to Buyer for sale in the Territory.

2.4   Buyer, at is risk, cost and expense, shall timely provide to Seller the Packaged Products . All required Packaged Products shall be at Suppliers manufacturing facility at least 6 weeks prior to the date upon which the Packaged Products are to be delivered to Buyer will all Packaging completed. Supplier shall supply the Packaging Materials for the Packaged Products at its cost and expense; provided that it shall not be responsible for the late delivery of Packaging Material ordered in a timely fashion.

2.5   Buyer shall be responsible for providing Supplier with the design and content of the Packaging Materials including without limitation assuring itself that the Packaging Materials meet all requirements of law and contain all warning, risks and instructions necessary or reasonable to give in connection with the use of the Manufactured or Packaged Products.

2.6   The prices to be paid by Buyer to Supplier for the Products as well as terms of payment are stated in Appendix 4. Said prices take into consideration the fact that Buyer is supplying all Raw Materials for Manufactured Products and all Packaged Products and that Supplier is supplying all Packaging Materials for Manufactured and Packaged Products at its cost. If, pursuant to the agreement of the parties, Supplier purchases Raw Materials from time to time, the cost of those Raw Materials shall be added to the prices set forth in Appendix 4. Cost of transport packaging is included in the prices. Payment shall be effected in NOK by bank transfer.

2.7   No less than 30 days = Manufactured Products, 10 days = Packaged Products prior to the first day of each calendar quarter during the term of the Agreement Buyer shall submit firm purchase orders for the full period of the then succeeding calendar quarter to Supplier in writing. The initial purchase order shall cover the first quarter of 2003 and shall be submitted by Buyer concurrently with the execution of this Agreement. All purchase orders shall be for multiples of the batch sizes as set forth in Appendixes 1 or 2 and shall contain such other details as reasonably requested by Supplier.

2.8   No firm purchase order shall be binding on Supplier until accepted in writing with confirmation of the date of shipment.

2.9   The terms and conditions of this Agreement shall prevail if the terms and conditions stated in Buyer's order or in Supplier's order confirmations or in any other communication of the parties relating to the order are inconsistent with these terms and conditions.

Buyer may request Supplier to increase orders already placed or to change date of shipment. Upon receipt of such request Supplier shall inform Buyer within five (5) working days whether it can accept such additional orders, wholly or in part. In case of partial acceptance, Supplier shall specify quantities and date of shipment.

2.10  Terms of delivery are stated in Appendix 5

It is of essence to this Agreement that Supplier delivers the Products at the date of shipment stated in the order confirmation. If Supplier is unable, for any reason other than Force Majeure, to fulfil a binding order in accordance with its terms, then Buyer may order Products from a third party (and Supplier shall cooperate by providing all necessary technical information) and Supplier shall be liable to Buyer for all direct losses it has suffered as a result of the breach of contract but shall not be liable for any indirect or consequential damages.

2.11  Title to and risk of loss of all Products shipped hereunder shall remain with the Supplier until delivered to Buyer in accordance herewith, at which time Buyer shall assume title to and risk of loss in respect of such Products and Product lot samples.

2.12  Supplier may refuse or delay delivery any firm order of Buyer without penalty to the extent that it is unable to fulfil such order because of a shortage in manufacturing or packaging capacity in which event Supplier may allocate available manufacturing capacity in any reasonable manner.

3.   Manufacture, Quality

3.1   Supplier warrants that the Manufactured Products supplied shall be Manufactured in accordance with the provisions of the Specifications; provided that Supplier shall not be responsible if the Raw Materials do not meet Specifications. Supplier's sole warranty with respect to Packaged Products shall be that they are packaging in a good and workmanlike manner. All other warranties or representation with respect to the Products, whether express or implied, is hereby excluded.

3.2   Supplier warrants that it has all the necessary licences and permits from the authorities to Manufacture the Products.

3.3   All complaints with respect to the packaging of Packaged Products and any complaint regarding obvious qualitative faults and/or quantitative failures to meet the provisions of the Specifications with respect to Manufactured Products shall be made in writing by Buyer to Supplier within thirty (30) days after receipt and Buyer shall simultaneously send samples of faulty Products to Supplier. If Buyer fails to notify Supplier within such period, Buyer shall be deemed to have accepted the Product.

3.4   Buyer shall notify Supplier without undue delay of Buyer becoming aware of any defects in the Manufactured Products caused by a failure of Supplier to follow the Specifications which may not or would not have been obvious at delivery by visual inspection of such Products made with reasonable care.

3.5   In cases of justified and properly notified objections under the terms of section 3.4 above, Supplier shall replace the defective Manufactured Products as quickly as possible free of charge, and quantitative deficiencies shall be made up free of charge and, to the extent payment for such defective Manufactured Products had not been made, payment shall be postponed until such replacement quantities are received and accepted by Buyer or at Buyer's choice, Supplier shall refund any amounts paid in respect of such quantities.

3.6   It is hereby agreed that in the event that Supplier does not acknowledge the failure of such Manufactured Products to meet the Specifications after Buyer has alleged such defect, the parties shall endeavour to settle such disagreement amicably and constructively between themselves. In the event that they fail to agree within 4 (four) weeks after receipt of the notice of defects, the parties agree to nominate an independent, reputable laboratory, acceptable to both parties, which shall examine representative samples taken from such consignment, using the methods of analysis reasonable in the circumstances. The result shall be binding on both parties. The charges for such examination shall be borne by the party found to be at fault.

3.7   Supplier's responsibility for defective Manufactured Products supplied to Buyer hereunder is limited to the replacement only and shall not cover any defect or failure to meet the Specifications caused by or related to the Raw Materials. Supplier's responsibility for Packaged Products shall be limited to replacement of the Packaging Materials. This, however, does not limit Supplier's responsibility pursuant to Article 4 of this Agreement.

3.8   Buyer shall be solely responsible for all contacts and communications with any Governmental or Regulatory Authority with respect to all matters relating to the Products, except with respect to matters relating to obtaining all requisite approvals from the relevant Governmental or Regulatory Authority to establish the facility as an approved site to Manufacture the Product hereunder which shall be the responsibility of Supplier.

3.9   If any withdrawal or recall of Products as required by applicable law results from Supplier Error, the Supplier shall reimburse Buyer for, but only for, (i) the reasonable costs incurred by Buyer to effect the withdrawal or recall, (ii) any purchase price and other amounts paid to the Supplier by Buyer in respect of such recalled or withdrawn Products.

4.   Indemnification and Insurance

4.1   Supplier shall indemnify Buyer and its agents, directors, officers, and employees and representatives and hold them harmless from any personal injury claims, demands, liabilities, suits or expenses of any kind brought by any Governmental or Regulatory authority or third party against Buyer to the extent arising out of or from (i) any breach of its representations, warranties or obligations under this Agreement, (ii) the possession, use or consumption by any person of any Product supplied by the Supplier under this Agreement that does not comply with the Specifications unless such non-compliance relates to or is caused by the Raw Materials; or (iii) any other negligent act or omission on the part of the Supplier, its Affiliates or their respective employees or agents.

4.2   Buyer shall indemnify Supplier and its agents, directors, officers, and employees and representatives and hold them harmless from any claims, demands, liabilities, suits, or expenses of any kind brought by any Governmental or Regulatory authority or third party against Buyer to the extent arising out of or resulting from (i) any breach of its representations, warranties or obligations under this Agreement; (ii) the possession, use or consumption by any person of any Product supplied by Supplier which fully complies with the Specifications, (iii) the provision of Raw Materials or Packaging Materials which do not meet the Specifications and (iv) any other negligent act or omission on the part of Buyer or its Affiliates or their respective employees or agent.

4.3   Supplier represents and warrants that it has at least EURO 2 (two) million product liability insurance coverage covering its liabilities for the Products set forth in Section 4.1. This insurance coverage shall be upheld throughout the term of this Agreement, and if such insurance is provided on a "claims-made" basis, for a period of not less than five years thereafter. The insurance policy shall include Buyer as an additional insured and a "Certificate of Insurance" shall be submitted to Buyer as soon as possible after the execution of this Agreement and at each subsequent renewal of the insurance policy.

4.4   Section 4 shall survive termination of this Agreement.

5. Relationship Between Parties

The relationship of the parties under this Agreement is that of independent contractors.

6. Effective Date and Duration

6.1   This Agreement shall be effective from the date hereof and shall expire on June 30, 2003 subject to Buyer's option to extent this Agreement until December 31, 2003 by giving notice of the exercise of such option on or before June 1, 2003.

6.2   The parties agree that this Agreement may be terminated by written notice to the other party at any time whenever any of the following events shall occur:

a) If the other party breaches any of the terms of this Agreement and fails to remedy such breach within sixty (60) days after notice requiring it to do so, the non-breaching party shall have the right to terminate this Agreement.

b) Either party shall be entitled to terminate this Agreement forthwith in case a proceeding of bankruptcy or composition shall be instituted against the other party.

  As provided for elsewhere in this Agreement or by applicable law.

6.3   All such notices shall be personally delivered, mailed by registered mail, sent by telefax confirmed by telephone conversation with the recipient, or sent by DHL, or similar courier requiring signature on receipt, addressed as follows:

Supplier:	Buyer:

Alpharma AS Harbitzalleen 3, P.O. Box 158 Skoyen N-0212 Oslo	Nopal AS Billingstadsletta 25, P.O. Box 134 N-1376 Billingsad

Attention: Thor Kristiansen	Attention: Tor Harung

Telephone: 2252 9200 Telefax: 2252 9662	Telephone: 6677 6100 Telefax: 6677 6160

7. Assignment

This Agreement shall not be assigned to third parties without the prior written consent of the other party. Either party may at any time assign this Agreement to an Affiliate without the other party's prior consent.

8.   Force Majeure

Neither party shall be considered in default in the performance of its obligations hereunder, or be liable in damages or otherwise because of Force Majeure.

9.   Severability

If any provision of this Agreement is found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, the invalidity or unenforceability of such provision shall not affect the other provisions of this Agreement, and all provisions not affected by such invalidity or unenforceability shall remain in full force and effect. The parties agree to attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the economic objectives of the invalid or unenforceable provision.

10.   Governing Law and Dispute Resolution

This Agreement shall be governed by and interpreted under the laws of Norway. The United

Nations Convention on Contracts for the International Sale of Goods shall have no application to this Agreement and is hereby excluded.

11.   Entire Agreement, Modifications and Interpretation

a)  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereto, and supersedes all prior agreements between the parties, whether written or oral, relating to the same subject matter.

b)  No modifications, amendments or supplements to this Agreement shall be effective for any purpose unless in writing signed by each party. Approvals or consents hereunder by a party shall also be in writing.

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IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their duly authorised representatives on the date first written above.

/s/ Thor Kristiansen	/s/ Tor Harung
Name: Thor Kristiansen Title: Gen. Mngr.	Name: Tor Harung Title: President

Appendix 1

MANUFACTURED PRODUCTS

VITAPLEX TAB 8X80

VITAPLEX TAB 1000

Appendix 2

PACKAGED PRODUCTS

VITAPAN TRANPERLER 1000 ENP

VITAPAN TRANPERLER 150 APOTEK

VITAPLEX ABCDE + MIN 8X80

VITAPLEX BARNEVITAMIN 8X80

VITAPLEX B-VITAMIN 8X80

VITAPLEX C-VITAMIN 8X80

VITAPLEX HVITLØK 8X80

VITAPLEX KOSTTILSKUDD ENP

VITAPLEX MAGNESIUM 100 APOTEK

NORVITON 90 TAB 10 PAK

Appendix 3

SPECIFICATIONS

Appendix 4

PRICE LIST FOR MANUFACTURING AND PACKAGING PRODUCTS
	Manufacturing	Bulk	Packaging
	NOK/unit	NOK/unit	NOK/unit
VITAMINERAL TAB 100 NO		14,02
VITAMINERAL TAB 250 NO		28,16
VITAPAN TRANPERLER 1000ENP		0,00
VITAPAN TRANPERLER 150 APOTEK		0,00
VITAPLEX ABCDE+8 MIN 8X80ENP		55,10	40,00
VITAPLEX BARNEVITAMIN 8X80ENP		0,00
VITAPLEX B-VITAMIN 8X80ENP		36,90	50,00
VITAPLEX C-VITAMIN 8X80ENP		48,80	40,00
VITAPLEX FRISKHALS 10X20ENP		61,40
VITAPLEX HVITLØK 8X80ENP		68,40	30,00
VITAPLEX KOSTTILSKUDD ENP		110,50
VITAPLEX MAGNESIUM 100 APOTEK		0,00
VITAPLEX TAB 1000	102,51	50,00	52,50
VITAPLEX TAB 8X80ENP	85,76	50,00	40,00
VITAPLEX VITAMINERAL 100 NO		14,02
NORVITON 90 TAB 10 PAK		16,10	6,00

Payment terms net 45 days.

Appendix 5

TERMS OF DELIVERY

Manufactured and packaged products are delivered to buyers warehouse at Elverum, CPT ( as such term is defined in the current edition of "Incoterms") net 45 days.